EXHIBIT 10.51

                                    ADDENDUM
                                    --------

     This Addendum, dated July 14, 2004, modifies and supplements the term of the Security Agreement, Subscription Agreement and Collateral Agent Agreement (collectively, the "Agreements") between Provo International, Inc. (the "Company") and Alpha Capital Aktiengesellschaft, Stonestreet Limited Partnership, Congregation Mishkan Sholom Incorporated and Lucrative Investments (collectively, the "Investors"). This Addendum does not modify, supplement or amend the Notes, the terms of which remain in full force and effect. In the event of a conflict between the terms of this Addendum and the terms of the Agreements, the terms of this Addendum shall control.

                                    RECITALS

     WHEREAS, pursuant to the terms of the Notes, the Company borrowed an aggregate principal amount of One Million Dollars ($1,000,000) (the "Aggregate Principal Amount") from the Investors; and

     WHEREAS, pursuant to the terms of the Security Agreement, the Investors have a priority security interest in substantially all of the assets of the Company; and

     WHEREAS, the Company desires to sell certain assets and apply the cash proceeds towards partial repayment of the Notes on a pro rata basis per Investor, and

     WHEREAS, the Investors have agreed to release their security interest in the Company's assets pursuant to the terms set forth herein;

     Now, therefore, the parties hereby agree as follows:

1. Definitions - Unless otherwise specifically defined herein, all capitalized terms used in this Addendum shall have the same meaning as set forth in the Agreements.

     a. Aggregate Principal Amount - shall have the meaning set forth in the Recitals to this Addendum, and shall be equal to the sum of the Principal Amount I and Principal Amount II;

     b. Dial Up Assets - shall mean the Company's dial-up Internet customer base, presently consisting of approximately 6,800 subscribers;

     c. Dial Up Asset Purchase Agreement - shall mean the proposed asset purchase agreement between the Company and a third party, a draft version of which has been provided to Investors;

     d. DSL Assets - shall mean the Company's Digital Subscriber Line customer base, presently consisting of approximately 140 subscribers;

     e. Expenses - shall mean the expenses, set forth on Schedule 1(h), exclusively associated with servicing the Dial-Up Assets and DSL Assets during the time period commencing upon signing of a contract for sale of said assets, and terminating upon the closing of the sale of said assets. The Expenses shall not exceed $370,000 in the aggregate;


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     f.   Gross Proceeds - shall mean the gross proceeds of the sale of the
          Dial-Up Assets and the DSL Assets, respectively, before deducting the Expenses;

     g. Investors - shall have the meaning set forth in the Recitals to this Addendum;

     h. Lock-Up Agreement - shall mean the lock-up agreement annexed hereto as Exhibit B;

     i. Net Proceeds - shall be equal to the Gross Proceeds minus the Expenses;

     j.   Payment #1 - shall have the meaning set forth in Section 4 below;

     k.   Payment #2 - shall have the meaning set forth in Section 4 below;

     l.   Payment #3 - shall have the meaning set forth in Section 4 below;

     m.   Payment #4 - shall have the meaning set forth in Section 4 below;

     n. Principal Amount I - shall mean a portion of the Aggregate Principal Amount equal to Two Hundred and Fifty Thousand dollars ($250,000);

     o. Principal Amount II - shall mean a portion of the Aggregate Principal Amount equal to Seven Hundred and Fifty Thousand Dollars ($750,000);

     p. Provo Mexico Stock - shall mean all of the issued and outstanding shares of common stock in the Company's subsidiary, Proyecciones y Ventas Organizadas, S.A. de C.V.

2. Representations by the Company - the Company represents and warrants to each Investor that:

     a. The Expenses set forth on Schedule 1(h) are directly related to servicing the Dial-Up Assets and DSL Assets and have been or will be accrued in the ordinary course;

     b. The Company has agreed to sell One Thousand (1,000) shares of its common stock to a third-party for the sum of One Hundred and Fifty Dollars ($150.00), which sale shall close simultaneously with the execution of this Addendum. By executing this Addendum, the Company hereby notifies Investors, pursuant to Section 2.1(d) of the Notes, that the Conversion Price is irrevocably adjusted to $.15 per share as a result of a share issuance at less than Fair Market Value as set forth in Section 2.1(c)(D) of the Notes, subject to further adjustment as set forth in the Notes. The parties acknowledge and agree that the sale of stock described above and the resulting adjustment to the Conversion Price is independent of this Addendum and shall remain in effect regardless of whether this Addendum is terminated.

     c. The Company acknowledges that an interest payment is due under the Notes as of June 30, 2004. Provided the Company pays such interest payment no later than July 19, 2004, the Company shall not be in Default under the terms of the Agreements or the Note. In the event such payment is not made on or before July 19, 2004, Investors may terminate this Addendum and shall have all rights heretofore available, without limitation, pursuant to the Convertible Note and Security Agreement.


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3.   Sale of Assets

     a. Dial-Up Assets -The Company represents that it has identified a prospective purchaser for its Dial-Up Assets. Upon execution of this Addendum, the Company shall negotiate the sale of its Dial-Up Assets as soon as commercially feasible. The sale of the Dial-Up Assets shall be on substantially the same terms set forth in the Dial-Up Asset Purchase Agreement. The Company shall remit 100% of the Net Proceeds of the sale of the Dial-Up Assets to the Investors as set forth in
          Section 4(a) below.

     b. DSL Assets - The Company represents that it has identified a prospective purchaser for its DSL Assets. Upon execution of this Addendum, the Company shall negotiate the sale of its DSL Assets as soon as commercially feasible. The Company shall remit 100% of the Net Proceeds of the sale of the DSL Assets to the Investors as set forth in Section 4(b) below.

     c. Cooperation - If requested by the prospective purchasers, the Collateral Agent shall provide UCC-3 termination statements to be held in escrow pending filing pursuant to the terms of this Addendum. The Investors hereby specifically instruct the Collateral Agent to cooperate with the Company, at the Company's expense, in connection with the sale of the Dial-Up Assets and DSL Assets and to execute any and all documents necessary to effectuate the intent of this Addendum.

     d. Timeframe for Sale of Assets - The approximate timeframe for the sale of the Dial-Up Assets and DSL Assets is set forth on Schedule 2(d). It is the Company's intention to proceed according to this timeframe, however, there can be no assurance that the timeframes will be met. Notwithstanding the foregoing, in the event the Company does not execute a purchase and sale agreement within forty five days (45) from the date of this addendum, or the Investors' do not receive Payment #1 within fifty-five (55) days from the date of this Addendum, or the Investors do not receive Payment #4 within two hundred and ten (210) days from the date of this Addendum, the Investors shall have the right anytime thereafter to declare this addendum and related documents null and void, therefore having no further force or effect.

4.   Application of Proceeds

     a. Dial-Up and DSL Assets - the Company shall remit the proceeds of the sale of the Dial-Up Assets to the Investors as follows:


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          i.   upon receipt of the initial payment, identified on Schedule 2(d)
               attached hereto as "Payment #1", 50% of the total payment received, but in no event less than $77,500;

          ii. upon receipt of the payment identified on Schedule 2(d) attached hereto as "Payment #2", 50% of the total payment received, but in no event less that $40,000;

          iii. upon receipt of the payment identified on Schedule 2(d) attached hereto as "Payment #3", 65% of the total payment received, but in no event less that $203,700; and

          iv. upon receipt of the final payment, identified on Schedule 2(d) attached hereto as "Payment #4", at least 65% of the total payment received. Notwithstanding the foregoing, the Company shall not retain any amount of proceeds in excess of a total of $370,000, equal to the estimated costs identified in Schedule 1(h), attached hereto.

     b. All proceeds paid to the Investors shall be applied as follows: first, toward outstanding Interest due and owing, second, toward the Principal Amount II; and last, toward the Principal Amount I. The Net Proceeds shall be applied on a pro rata basis per Investor.


5. Release of Security Interest - the Collateral Agent shall file UCC-3 termination statements releasing the Investors' security interests as follows:

     a. Dial-Up Assets - The Collateral Agent shall release to the Company a UCC-3 termination statement releasing the Investors' security interest in the Dial-Up Assets upon receipt of Payment #4.

     b. DSL Assets - The Collateral Agent shall release to the Company a UCC-3 termination statement releasing the Investors' security interest in the DSL Assets to the Company immediately upon the payment of the net proceeds of the sale of the DSL Assets to the Investors.

     c. Provo Mexico Stock - The Collateral Agent shall release to the Company a UCC-3 termination statement releasing the Investors' security interest in the Provo Mexico Stock immediately upon the payment of at least $300,000 of the Net Proceeds to the Investors.

     d. Blanket UCC-3 - the Collateral Agent shall release to the Company a "blanket" UCC-3 termination statement releasing the Investors' security interest in all of the Company's assets immediately upon receipt by the Investors of the Net Proceeds. Thereafter, all Principal and Interest remaining under the terms of the Notes, if any, shall remain outstanding on an unsecured basis.


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6.   Miscellaneous Provisions

     a. The Investors waive damages and remedies for defaults under the Agreements which have accrued until the date of this Agreement except that there is no waiver of an interest payment related default except as described in Section 2(c) above. In the event the Company is in default under a material term of the Addendum which significantly includes a failure to timely make any payment required under the Addendum, then the restrictions on the Investors under the Lock-Up Agreement shall be null and void and of no force and effect from and after 10 days after notification to the Company by an Investor of the existence of such default, unless the Company shall have commenced a proceeding during such ten day period for declaratory judgment that the noticed default has not occurred.

     b. The Investors agree that the Shares shall be subject to certain restrictions on resale, as set forth in the Lock-Up Agreement. The Investors shall execute and deliver the Lock-Up Agreement simultaneously with this Addendum.

     c. The parties expressly agree that a default under the terms of this Addendum shall constitute a default under the terms of the Agreements, the Notes and the Lock-Up Agreement. An Event of Default under the Notes shall constitute a default under the terms of this Addendum and the Lock-Up Agreement.

     d.   Notice, Governing Law and Venue - Sections 13(a), (c), (d), (e) and
          (f) of the Subscription Agreement are hereby incorporated by reference into this Addendum.

     e. Payment of amounts due Investors under this Addendum, but not Notices, may be delivered to Grushko & Mittman, PC with the prior written consent of Grushko & Mittman, PC.

     f.   Facsimile signatures to this Addendum shall be deemed originals.

Provo International, Inc.

/s/ Ventura Martinez del Rio, Sr.
---------------------------------
Ventura Martinez del Rio, Sr.
Chairman of the Board


Alpha Capital Aktiengesellschaft
Name:
Title:

/s/
------------------------------
Stonestreet Limited Partnership
Name:
Title:

/s/
----------------------------------------
Congregation Mishkan Sholom Incorporated
Name:
Title:


/s/
---------------------
Lucrative Investments
Name:
Title:


Acknowledged:

/s/ Barbara Mittman, Esq.
-------------------------
Barbara Mittman, Esq.
Collateral Agent